Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

SONIC announces 11.5% same-store sales GROWTH

for the second quarter of fiscal 2015

OKLAHOMA CITY (March 2, 2015) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced that system-wide same-store sales for its second fiscal quarter, which ended February 28, 2015, increased approximately 11.5%.  Same-store sales reflected an increase of approximately 11.3% at company drive-ins and approximately 11.5% at franchise drive-ins.

“Product innovation, continued growth in our core menu items and our national media strategy all contributed to an exceptionally strong sales quarter,” said Cliff Hudson, Chairman and Chief Executive Officer. “We are particularly pleased that the majority of our sales growth was driven by traffic, reflecting the positive impact of our multiple initiatives and economic tailwinds. We maintained our sales momentum through our seasonally slower time of year and invested in incremental labor to ensure we sustain this momentum going into our seasonally strongest quarters of the fiscal year.”

Second Fiscal Quarter 2015 Earnings Call

The company will release results for the quarter ended February 28, 2015 after the market close on Tuesday, March 24, 2015. The company will host a conference call to review financial results on March 24, 2015, at 5:00 PM ET.    The conference call can be accessed live over the phone by dialing  (877) 340-7912 or (719) 325-4765 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384‑5517 for international callers; the conference ID is 2813890.  The replay will be available until Tuesday, March 31, 2015.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America's Drive-In®, is the nation's largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America's “#1 burger quick service restaurant,” ranking in the top 5 of all brands in the 2014 Temkin Experience Ratings report. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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